Exhibit 99.1

QSAM Biosciences Appoints Charles J. Link, Jr., M.D., Experienced Biotech Executive and Innovator, to Board of Directors

Austin, TX, February 16, 2021 — QSAM Biosciences Inc. (OTCQB: QSAM), a company developing next-generation nuclear medicines for the treatment of cancer and related diseases, announced today that it has appointed Charles J. Link Jr, M.D., to its Board of Directors effective February 15, 2021. In addition to his role on the Board, Dr. Link will serve part-time as the Company’s Medical Director.

“Chuck brings extensive experience managing critical research and development programs, leading breakthrough drug approval efforts, and creating significant shareholder value for both publicly-traded and private companies,” said Douglas R. Baum, the Company’s CEO and Co-Founder. “As we enter our next phase of growth, we expect that Chuck’s corporate leadership and drug development expertise will be critical components to driving our success.”

“I look forward to working with Doug and the great team at QSAM Biosciences,” stated Dr. Link. “The Company’s primary drug candidate, CycloSam® (Samaium-153 DOTMP), shows great promise for treating several highly underserved oncological needs, including potentially primary bone cancers mostly affecting children and young adults. I’m excited about the opportunity to help the Company advance its strategy and development plans as we enter clinical trials this year.”

Dr. Link brings decades of biotech and drug development experience to QSAM. He currently serves on the executive committee of the Board of Directors at NovaScan Inc., a clinical-stage company focused on cancer detection; and is the founder and President of biotech startup Syncromune. Previously, Dr. Link was the CEO, CSO, Chairman, and founder of NewLink Genetics, a NASDAQ-listed immunotherapy company focused on developing novel immuno-oncology product candidates.

During his tenure at NewLink, Dr. Link led a series of collaborative transactions totaling hundreds of millions of dollars with Merck, Roche and the United States government. He also oversaw the collaboration with Merck to develop EVERBO, the first Ebola vaccine to receive FDA approval.

Prior to founding NewLink Genetics, Dr. Link was an attending physician at the National Cancer Institute. He has authored more than 150 peer-reviewed papers. He previously received funding from the National Institute of Health, the National Cancer Institute, the American Cancer Society, and others. Dr. Link received an M.D. from Stanford University, and he attended the Air Force Academy.

Concurrently with the appointment, the Company accepted the resignation of Scott W. Whitney, a Board member since 2016. “We have been honored and greatly served by Scott’s term on our Board of Directors. He was instrumental in helping our transition into biosciences, and during his five years on our Board, he consistently added important insight, perspective, and overall value to our work. Scott is a leader in the environmental and waste-to-value sectors, and a true professional every respect,” stated Christopher Nelson, fellow Director, and Company General Counsel.

About QSAM Biosciences:

QSAM Bioscience, Inc. holds the worldwide license for CycloSam® (Samaium-153 DOTMP), a clinical-stage novel radiopharmaceutical meant to treat different types of bone cancer and related diseases. QSAM’s initial technology is Samarium-153 DOTMP, aka CycloSam®, a clinical-staged bone targeting radiopharmaceutical developed by IsoTherapeutics Group LLC, leaders in the nuclear medicine space who also developed FDA-approved and commercially available Quadramet® (Samarium-153 EDTMP), indicated for pain palliation. CycloSam was assigned to IsoTherapeutics Group’s subsidiary, IGL Pharma, Inc.

CycloSam® has already demonstrated preliminary safety and efficacy in animal studies and a single patient FDA-cleared successful human trial performed in 2020. This nuclear technology uses low specific activity Samarium-153 (resulting in far less europium) and DOTMP, a chelator which is believed to eliminate off-target migration and targets sites of high bone turn over making it an ideal agent to treat osteosarcoma or other bone metastases. Osteosarcoma is the most common malignant bone tumor among children and adolescents. Because of its ability to deliver radiation to the skeletal system, it is also believed to be an effective agent to perform bone marrow ablation as pre-conditioning for bone marrow transplantation. This drug candidate utilizes an FDA approved radioisotope combined with a novel chelant that has demonstrated increased efficacy and decreased side effects in animal models. Further, CycloSam® utilizes a streamlined, just-in-time manufacturing process. Given these factors, management believes there is a strong pathway to commercialization.

CycloSam® is cleared by the FDA under an investigator initiated IND to commence human dosing in patients with osteosarcoma and bone metastasis. CycloSam® was also cleared by FDA and successfully used under a single-patient IND to perform bone marrow ablation prior to allogenic marrow transplantation (BMA/T) in 2020.

Legal Notice Regarding Forward-Looking Statements: This news release contains “Forward-looking Statements”. These statements relate to future events or our future financial performance. These statements are only predictions and may differ materially from actual future results or events. We disclaim any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. There are important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to our ability to fully commercialize our technology, risks associated with changes in general economic and business conditions, actions of our competitors, the extent to which we are able to develop new products and markets, the time and expense involved in such development activities, the ability to secure additional financing, the ability to consummate acquisitions and ultimately integrate them, the level of demand and market acceptance of our products, and changes in our business strategies. This is not an offering of securities and securities may not be offered or sold absent registration or an applicable exemption from the registration requirements.

Contact

Christopher Nelson

General Counsel

cnelson@qsambio.com